PAMECO
                            CORP
CONTACT:

Theodore R. Kallgren, CFO      Van Negris / Philip J. Denning
Pameco Corporation             Kehoe, White, Van Negris & Company, Inc.
(770) 798-0600                 (212) 396-0606

FOR IMMEDIATE RELEASE
---------------------

        PAMECO COMPLETES INITIAL PHASE OF MIS PROBLEM IDENTIFICATION;

         COMPANY TO IMPLEMENT INTERNET-BASED BRANCH REPORTING SYSTEM

NORCROSS, GA - APRIL 13, 1999 - Pameco Corporation (NYSE: PCN) today said that the initial phase of identifying problems relating to the implementation of the Company's new enterprise-wide management information system has been completed. CD Group, Inc., which has successfully implemented over 65 JD Edwards enterprise software solutions, is assisting in the resolution of Pameco's new MIS system. The previously announced assessment of the Company's information technologies by Computer Associates International, Inc. has also been completed.

The Company announced that it will implement its strategy to create an Internet-based branch information system, which is expected to become operational during the latter part of 1999. The new system will provide Internet-based communication and information sharing capabilities.
The Company stated that it will continue to report to shareholders bi-weekly through press releases updating the status of the Company's operating results. To further insure strict compliance with the disclosure policy, neither the Company nor any officer or director of the Company will comment on the status of operations outside the content of the bi-weekly releases until after the final audited results for the fiscal year are published and filed with the SEC in a Form 10-K report.

Pameco Corporation has established a leading position in the consolidating distribution segment of the climate control industry, building a centralized national distribution network. Pameco's products include a complete range of heating, air conditioning and refrigeration ("HVAC/R") equipment, parts and supplies for the light commercial and residential HVAC markets and commercial refrigeration market. The products sold by Pameco are used principally for the repair and replacement of existing HVAC/R and for new construction. The Company has 358 branches and 6 distribution centers in 47 states and in 95 of the top 100 population centers in the United States.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements and other information contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, without limitation, the Company's plans for future business development activities, product mix, margin enhancements, the timely review of the Company's MIS and the successful implementation of the MIS and any additional enterprise wide software required to enhance the functionality thereof, eventual improvements to the Company's logistics and delivery system through the MIS, the Company's ability to operate acquired companies in a profitable manner, and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The projections contained herein speak only to the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

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